Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER EARNINGS;

PRINTING & WRITING HITS INITIAL PROFIT-RECOVERY TARGET

MOSINEE, WI – October 27, 2008 – Wausau Paper (NYSE:WPP) today reported net earnings for the third quarter of $2.3 million, or $0.05 per share, compared with $6.1 million, or $0.12 per share, the previous year. Net sales declined 2 percent to $312.2 million and shipments decreased 16 percent to 197,000 tons due primarily to anticipated volume reductions resulting from the December 2007 closure of Printing & Writing’s Groveton, New Hampshire paper mill and the July 2008 closure of Specialty Products’ roll wrap operations.

This year’s third-quarter results included after-tax charges of $1.5 million, or $0.03 per share, related to closure of the Groveton mill and roll wrap operations in Columbus, Wisconsin and Jackson, Mississippi. In addition, results included after-tax charges of $2.4 million, or $0.05 per share, associated with the planned fourth-quarter 2008 shutdown of a paper machine at Specialty Products’ Jay, Maine mill; after-tax timberland sales gains of $1.4 million, or $0.03 per share; and one-time income tax benefits of $0.9 million, or $0.02 per share, related to the settlement of a Federal tax audit. Prior-year third-quarter results included after-tax timberland sales gains of $1.8 million, or $0.03 per share. Excluding these items, adjusted third-quarter 2008 net earnings were $3.9 million, or $0.08 per share, compared with $4.3 million, or $0.09 per share, last year. Adjusted net earnings per share is a non-GAAP measure and 3-month and 9-month results are reconciled to GAAP net earnings per share below.

	3 Months Ended		9 Months Ended
	September 30		September 30
	2008	2007	2008	2007

GAAP Net Earnings (Loss) Per Share	$0.05	$0.12	($0.29)	$0.51
Gain on Sale of Timberlands	(0.03)	(0.03)	(0.07)	(0.08)
Facility Closure Charges	0.03	–	0.31	–
Paper Machine Shutdown Charges	0.05	–	0.05	–
Tax Audit Settlement	(0.02)	–	(0.02)	–
Tax Restructuring Benefit (1)	–	–	–	(0.23)

Adjusted Net Earnings (Loss) Per Share	$0.08	$0.09	($0.02)	$0.20

(1)State tax benefits related to the January 1, 2007 restructuring at the Company’s subsidiaries.

Commenting on third-quarter results, Thomas J. Howatt, president and CEO, said, “Adjusted net earnings increased from the second quarter and approached year-ago levels despite deteriorating economic conditions and historically high input costs. Although far from satisfied with absolute earnings, we are pleased with our recent progress as sequential profitability improved for all three of our businesses while two of the three improved year-over-year.” Mr. Howatt continued, “Progress with Printing & Writing’s recovery plan along with sales mix and pricing initiatives within Specialty Products and Towel & Tissue has created a measure of earnings momentum.

With recessionary business conditions likely to persist for several quarters, we remain focused on executing against these initiatives and completing strategic capital projects to drive long-term shareholder value. These projects include the $31 million towel machine rebuild at Towel & Tissue’s Middletown, Ohio mill to fuel growth in that segment and the $15 million fiber-handling project at Printing & Writing’s Brokaw, Wisconsin mill to improve manufacturing capabilities and further reduce costs.”

Segment Results:

Printing & Writing’s third-quarter operating loss of $0.7 million included pre-tax Groveton mill closure charges of $2.4 million and compares favorably with an operating loss of $1.3 million last year. Net sales and shipments decreased 20 percent and 32 percent, respectively, due primarily to reduced volumes associated with the Groveton mill closure.  Printing & Writing met the first of its profit recovery plan targets in the third quarter with operating profits approaching $1.7 million, exclusive of facility closure costs. As planned, reduced production capacity has substantially improved sales mix and helped return the business unit to a profitable position. Printing & Writing is now working toward the second of its recovery plan targets – to re-establish cost-of-capital returns by the end of 2009.

Specialty Products reported a third-quarter operating loss of $1.1 million (including pre-tax charges of $3.7 million related to the announced shutdown of a paper machine at its Jay facility) compared with operating profits of $2.2 million last year. Net sales increased 4 percent, while shipments declined 11 percent, due primarily to the elimination of roll wrap sales volumes. Excluding charges related to the paper machine shutdown, the business unit reported operating profits of $2.7 million, comparing favorably with prior-year profits of $2.2 million as well as second-quarter operating losses of $1.9 million. Pricing initiatives and mix enhancement offset demand weakness in key domestic markets such as housing and manufacturing, resulting in improved current-year profitability.

Towel & Tissue’s third-quarter operating profits of $9.3 million were substantially improved over second-quarter levels of $8.3 million, but lower than third-quarter profits of $11.1 million reported last year, reflecting year-over-year increases in fiber and energy costs. Compared with last year, net sales and shipments increased 15 percent and 8 percent, respectively. Despite flat demand in the “away-from-home” market, year-to-date shipments of value-add and Green Seal™-certified products increased 11 percent and 24 percent, respectively. The business unit’s towel machine rebuild is on schedule and expected to come on-line in the first quarter of 2009, adding 16,000 tons of production capacity to support growth of its Eco-Soft® Green Seal™ product line.

Timberland Sales:

The company sold approximately 1,600 acres of timberlands in the third quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands. A total of 17,800 acres remains in the program.

Outlook:

Recessionary conditions have spread across the economy while input costs, though moderating slightly, remain at elevated levels relative to paper-selling prices. The steps taken in recent quarters to better position our businesses and improve profitability will be beneficial as we face uncertain economic conditions. As a result, fourth-quarter earnings are expected in the range of $0.03 - $0.05 per share, excluding timberland sales gains and charges associated with facility closures and the machine shutdown at the Jay mill. Fourth-quarter 2007 losses were $0.05 per share excluding timberland sales gains, facility closure charges and one-time state tax benefits.

Conference Call:

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. Eastern Time on Tuesday, October 28, and can be accessed through the company’s Web site at http://www.wausaupaper.com under “Investor Information.” A replay of the webcast will be available at the same site through November 4.

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products. To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal™ is a trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended September 30, 2008

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net sales	$ 312,162	$ 319,342	$ 916,091	$ 935,970
Cost of sales	282,589	286,316	850,814	842,853
Gross profit	29,573	33,026	65,277	93,117
Selling & administrative expenses	23,026	21,070	65,689	63,250
Restructuring	1,880	–	15,841	–
Operating profit (loss)	4,667	11,956	(16,253)	29,867
Interest expense	(2,352)	(2,861)	(7,683)	(8,518)
Other income, net	29	235	270	567
Earnings (loss) before income taxes	2,344	9,330	(23,666)	21,916
Provision (credit) for income taxes	15	3,251	(9,609)	(3,881)

Net earnings (loss)	$ 2,329	$ 6,079	$ (14,057)	$ 25,797

Net earnings (loss) per share (basic and diluted)	$ 0.05	$ 0.12	$ (0.29)	$ 0.51
Weighted average shares outstanding-basic	48,779	50,457	49,118	50,625
Weighted average shares outstanding-diluted	48,978	50,679	49,118	50,937

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2008	2007
Current assets	$ 264,634	$ 274,350
Property, plant, and equipment, net	395,475	413,296
Other assets	60,665	56,551
Total Assets	$ 720,774	$ 744,197

Current liabilities	$ 149,051	$ 161,428
Long-term debt	156,177	139,358
Other liabilities	165,148	162,496
Stockholders’ equity	250,398	280,915
Total Liabilities and Stockholders’ Equity	$ 720,774	$ 744,197

Condensed Consolidated Statements of Cash Flow (unaudited)	Nine Months
	Ended September 30,
	2008	2007
Net cash provided by operating activities	$ 8,180	$ 32,146

Cash flows from investing activities:
Capital expenditures	(24,715)	(19,196)
Proceeds from property, plant, and equipment disposals	8,054	7,146
Net cash used in investing activities	(16,661)	(12,050)

Cash flows from financing activities:
Net issuances of commercial paper	17,425	6,490
Net borrowings under credit agreement	–	20,000
Payments under capital lease obligation and note payable	(136)	(35,146)
Dividends paid	(12,567)	(12,930)
Excess tax benefits related to share-based compensation	–	35
Payments for purchase of company stock	(8,496)	(5,181)
Net cash used in financing activities	(3,774)	(26,732)

Net decrease in cash & cash equivalents	$ (12,255)	$ (6,636)

Note 1.  Balance sheet amounts at September 30, 2008, are unaudited.  The December 31, 2007, amounts are derived from audited financial statements.

Note 2.  In August 2008, we announced plans to permanently shut down one of the two paper machines at our Specialty Products mill in Jay, Maine.  The shut down is expected to occur on or prior to December 31, 2008, and will impact approximately 150 of the 235 employees currently at the facility.  The cost of sales for the three and nine months ended September 30, 2008, includes $2.1 million in pre-tax charges for depreciation on assets and other associated costs of the machine shut down.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated costs of the machine shut down was $1.6 million for the three and nine months ended September 30, 2008.  Additional pre-tax charges related to the machine shut down of approximately $6.7 million are expected to be incurred during the remainder of 2008.

Note 3.  During the quarter ended September 30, 2008, we settled an ongoing examination by the Internal Revenue Service for our 1998 to 2003 tax years.  The examination related to certain research and development credits recorded for these respective tax years.  The settlement of the ongoing examination and closure of the related tax years resulted in a credit for income taxes of $0.9 million during the third quarter of 2008.

Note 4.  In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” (“SFAS 158”), which requires that we recognize in our financial statements the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also requires the measurement date of the funded status of a plan as of the date of the year end financial statements.  The recognition provisions of SFAS 158 were adopted on December 31, 2006.  We adopted the measurement date provisions on January 1, 2008, which resulted in an increase in our liabilities for defined benefit pension and post-retirement plans of $2.9 million, an increase in deferred tax assets of $1.0 million, an after-tax increase to accumulated other comprehensive income of $0.4 million, and an after-tax charge to retained earnings of $2.3 million.

Note 5.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc.  We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period that expired on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and nine months ended September 30, 2008, was less than $0.1 million and $0.5 million, respectively.  We have retained and intend to sell the real property at the roll wrap production facilities.  At September 30, 2008, one of the facilities met the classification requirements of net assets held for sale as defined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Accordingly, the net assets associated with this facility are classified as net assets held for sale, which is included in current assets on our Condensed Consolidated Balance Sheets.  We continue to operate the other converting facility to produce specialty products.  Additional pre-tax closure charges of less than $0.1 million are expected to be incurred during the remainder of 2008.

Note 6.  In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire mill.  Papermaking operations ceased in December 2007, and resulted in the elimination of approximately 300 permanent jobs.  The cost of sales for the three and nine months ended September 30, 2008, includes $2.2 million and $10.1 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.2 million and $13.7 million, respectively, for the three and nine months ended September 30, 2008.  Additional pre-tax closure charges of less than $0.1 million are expected to be incurred during the remainder of 2008.

Note 7.  On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 8.  Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 9. Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also included two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products (see Note 5). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  The Printing & Writing 2007 interim segment information also includes a manufacturing facility in Groveton, New Hampshire, which ceased papermaking operations in December 2007 (see Note 6).  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	September 30,	December 31,
	2008	2007
Segment assets (Note 1)
Specialty Products	$ 302,389	$ 305,083
Printing & Writing	184,906	205,349
Towel & Tissue	188,968	178,214
Corporate & Unallocated*	44,511	55,551
	$ 720,774	$ 744,197

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net sales external customers (unaudited)
Specialty Products	$ 125,390	$ 120,711	$ 376,999	$ 370,616
Printing & Writing	95,660	119,548	289,179	339,621
Towel & Tissue	91,112	79,083	249,913	225,733
	$ 312,162	$ 319,342	$ 916,091	$ 935,970

Operating (loss) profit (unaudited)
Specialty Products	$ (1,052)	$ 2,236	$ (3,292)	$ 7,104
Printing & Writing	(725)	(1,279)	(29,792)	(5,387)
Towel & Tissue	9,328	11,080	23,737	32,114
Corporate & Eliminations	(2,884)	(81)	(6,906)	(3,964)
	$ 4,667	$ 11,956	$ (16,253)	$ 29,867

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 6,648	$ 6,040	$ 17,380	$ 17,314
Printing & Writing	2,014	2,976	11,862	9,040
Towel & Tissue	6,783	6,126	20,332	17,746
Corporate & Unallocated	199	159	609	480
	$ 15,644	$ 15,301	$ 50,183	$ 44,580

Tons sold (unaudited)
Specialty Products	84,175	94,227	272,025	294,456
Printing & Writing	64,817	95,726	203,500	275,572
Towel & Tissue	48,307	44,619	135,400	128,990
	197,299	234,572	610,925	699,018

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.